EMPLOYMENT AND NONCOMPETITION AGREEMENT

                  THIS EMPLOYMENT AND NONCOMPETIITION AGREEMENT (this "Agreement"), dated as of the 1st day of May 1997, by and between WELCOME HOME, INC., a Delaware corporation ("Company"), and R. THOMAS WOLFE, an individual ("Executive");

                                   WITNESSETH;

                  WHEREAS, Company desires to retain the services of Executive and Executive desires to be retained by Company;

                  WHEREAS, the continued involvement by Executive in a business in competition with Company after the termination of Executive's employment with Company would potentially harm Company's business; and

                  WHEREAS, as an inducement to Company to employ Executive, Executive has agreed to be employed and not to compete with Company to the extent set forth below;

                  NOW, THERFORE, in consideration of the premises, covenants and agreements contained herein and the payments by Company to Executive required below, the parties hereto agree as follows:

                  1. Employment and Term. Subject to the termination provisions set forth hereinafter, Company shall employ Executive as the Chief Operating Officer of Company or in a higher ranking management position with Company for a period of one year (the "Employment Term") from the date of execution of this Agreement. In such position, Executive shall report to the Chairman of the Board of Directors of Company and the Chief Executive Officer or President of Company. Executive shall diligently, faithfully and competently perform all duties of the Office of Chief Operating Officer and shall devote as much of his productive time and abilities to the performance of such duties as is required to accomplish such duties. Company shall also use its best efforts to cause Executive to be elected to the Board of Directors of the Company at the next annual meeting of the stockholders of the Company.

                  2. Base Salary. During the Employment Term, Company will pay Executive a base salary ("Base Salary") of Two Hundred Thousand Dollars ($200,000) per annum, payable in equal bi-weekly installments.

                  3. Incentive Bonus Plan. During the Employment Term, Executive shall be entitled to participate in an annual incentive bonus plan ("Bonus Plan") for the fiscal year ending April 30, 1998 with a target bonus payment amount of a minimum of Fifty Thousand Dollars ($50,000). The Bonus Plan shall be based upon goals and criteria recommended by the President and Chief Operating Officer of Company and approved by the Board of Directors of Company. For the fiscal year ending December 31, 1998, such goals and criteria will be presented to the Board of Directors within sixty (60) days following the date hereof and approved within a reasonable time thereafter. Any bonus earned by Executive under the Bonus Plan shall be paid within thirty (30) days after completion of Company's financial statements for the period ending December 31, 1998, as prepared by independent auditors.

                  4. Stock Option Plan. The parties acknowledge that Company is currently operating in Chapter 11 under the laws of New York. If and upon Company's reemergence from bankruptcy, Company will grant Executive an option to purchase 2.5% of the then outstanding fully-diluted common stock of the Company (estimated to be 200,000 shares) upon the vesting schedule as set forth hereinafter. The

Executive must be employed by the Company on each vesting date in order for such vesting to occur. Such stock option grant shall vest in five equal amounts on each of the first five anniversaries of the date hereof (i.e., one-fifth will vest on the one year anniversary of the date hereof and an additional one-fifth will vest on each anniversary of the date hereof up to and including the fifth anniversary of the date hereof, at which time Executive shall be fully vested in the grant). Such stock options will be forfeited if Executive's employment with the Company is terminated for cause. The stock options shall be exercisable beginning on the date any such options are vested. Such stock options will expire on the tenth anniversary of the date of the grant of such stock options. The exercise price for all stock options shall be the then current fair market value of the Company's stock on the date such stock options are granted. The parties agree that the stock options will be granted pursuant to a detailed Stock Option Agreement to be executed at the time of grant.

                  5. Business Expenses. During the Employment Term, Company shall reimburse Executive for all ordinary and necessary expenses incurred and paid by Executive in the course of the performance of Executive's duties pursuant to this Agreement and consistent with Company's policies in effect from time to time with respect to travel, entertainment and other business expenses, and subject to Company's requirements with respect to the manner of reporting such expenses.

                  6. Relocation Expenses. Company will pay, or reimburse Executive, for reasonable relocation expenses in moving Executive's household furnishings and goods from Raleigh, North Carolina to Wilmington, North Carolina. Company will reimburse Executive, within ten (10) days of Executive's relocation, $6,000 to be used to terminate Executive's Raleigh residential lease and all reasonable and customary closing costs Executive incurs in purchasing a new residence in the greater Wilmington, North Carolina area. Notwithstanding anything contained in this Section 6 to the contrary, all relocation expenses to be paid by Company to Executive pursuant to this Section 6 shall be "grossed up for income tax purposes," as appropriate, to accomplish a net no cost reimbursement to Executive.

                  7. Automobile Allowance. During the Employment Term, Company will pay Executive an automobile allowance of Six Hundred Dollars ($600.00) per month.

                  8. Benefits. During the Employment Term, Company will provide for Executive's participation in Company's employee benefit programs on the same basis as other executive officers of Company including, without limitation group medical, dental and hospitalization insurance, disability insurance, life insurance and pension and profit sharing plans, all to the extent such plans are available for other key executives of the Company. Additionally, until Executive becomes eligible to participate in Company's group medical insurance plan, Company will reimburse Executive for his monthly COBRA expenses. Executive shall be entitled to ten (10) paid vacation days during the fiscal year ending April 30, 1998.

                  9. Termination for Cause and Voluntary Termination. Company may terminate this Agreement, all of Company's obligations under this Agreement, and Executive's employment hereunder, for "cause", by written notice to Executive, upon the occurrence of any one of the following on the part of Executive (a) fraud, embezzlement, dishonesty, or conviction of a felony; (b) failure to diligently, faithfully and competently perform any of the directions of Company's Board of Directors; (c) breach of any of the terms or covenants of this Agreement: (d) death or disability preventing Executive from performing Executive's duties under the terms of this Agreement; or (e) upon Executive's voluntary termination. In the event of termination of this Agreement for "cause", no sums shall be payable by Company thereafter and Executive shall also have terminated all other rights under this Agreement,



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including, without limitation, future rights to the grant of stock options.
Sections 11 and 12 shall survive such termination.

                  10. Liquidation of the Company or Termination without Cause; Severance Pay. If Company is liquidated, terminates this Agreement without cause (other than Sections 11 and 12 hereof which shall survive such liquidation or termination) at a time when Executive is fully willing and able to perform his duties as defined herein, or if Executive's employment with Company is terminated by Company due to the Company's bankruptcy of the Company or substantially all of the assets of the Company are sold to another entity and this Agreement is not assumed by such entity, then (a) the Company shall be required to pay to Executive, as "Severance Pay," an amount equal to one year's Base Salary; (b) Company shall provide Executive six (6) months from the date of termination of executive out-of placement service with a national firm of Executive's choice, provided, however, if Executive does not gain similar employment within such 6-month period and Executive is using his best efforts to find such employment, then Company shall continue to pay for such out-placement services on a month to month basis until Executive finds suitable Employment up to a maximum of an additional six months; and (c) Company will provide or pay for Executive's COBRA group medical, dental, and hospitalization insurance for the time remaining on Employment Term.

                  11. Restrictive Covenants. During Executive's employment with Company and for a period equal to one year after Executive is no longer employed by Company, Executive shall not:

                           (a) directly or indirectly, either individually or as a principal, partner, agent, employee, employer, consultant, stockholder, joint venturer, or investor, or as a director or officer of any corporation or association, or in any other manner or capacity whatsoever, engage in, assist or have any active interest in a business located anywhere in the United States or Canada that competes with or is similar in concept, design, format, or otherwise to the business conducted by Company on the date hereof or at any time during the term of this covenant. Notwithstanding the above, this paragraph shall not be construed to prohibit Executive from owning less than three percent (3%) of the outstanding securities of a corporation which is publicly traded on a securities exchange or over-the-counter.

                           (b) directly or indirectly, either individually, or as a principal, partner, agent, employee, employer, consultant, stockholder, joint venturer, or investor, or as a director or officer of any corporation or association, or in any other manner or capacity whatsoever, (i) divert or attempt to divert from Company any business with any customer or account with which Executive had any contact or association, which was under the supervision of Executive, or the identity of which was learned by Executive as a result of Executive's employment with Company, or (ii) induce any salesperson, distributor, supplier, vendor, manufacturer, representative, agent, jobber or other person transacting business with Company to terminate their relationship or association with Company, or to represent, distribute or sell services or products in competition with services or products of Company, or (iii) induce or cause any employee of Company to leave the employ of Company.

                  12. Non-Disclosure. Executive shall not at any time or in any manner, directly or indirectly, use or disclose to any party other than Company any trade secrets or other Confidential Information (as defined below) learned or obtained by him while a


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stockholder, officer or director of Company. As used herein, the term
"Confidential Information" means information disclosed to or known by Executive as a consequence of his position with Company and not generally known in the industry in which Company is engaged and that in any way relates to Company's products, processes, services, inventions (whether patentable or not), formulas, techniques or know-how, including, but not limited to, information relating to distribution systems and methods, research, development, manufacturing, purchasing, accounting, engineering, marketing, merchandising and selling.

                  13. Specific Performance. The parties hereto agree that their rights hereunder are special and unique and that any violation thereof would not be adequately compensated by money damages, and each grants the other the right to specifically enforce (including injunctive relief where appropriate) the terms of this Agreement.

                  14. Notices: Any notice, request, consent or communication (collectively, a "Notice") under this Agreement shall be effective only if it is in writing and (i) personally delivered, (ii) sent by certified or registered mail, return receipt requested, postage prepaid, (iii) sent by a nationally recognized overnight delivery service, with delivery confirmed, or (iv) telexed or telecopied, with receipt confirmed, addressed as follows:

                                 (a)   If to Executive:

                                       R.Thomas Wolfe
                                       c/o Welcome Home, Inc.
                                       309D Raleigh Street
                                       Wilmington, NC  28412
                                       Telephone # (910) 791-4312
                                       Telecopier # (910) 791-4945


                                 (b)   If to Company:

                                       Thomas H. Quinn, President
                                       c/o Jordan Industries, Inc.
                                       ArborLake Centre, Suite 550
                                       1751 Lake Cook Road
                                       Deerfield, Illinois 60015
                                       Telephone # (847) 945-5522
                                       Telecopier # (847) 945-5698

                                       G. Robert Fisher, Esq.
                                       Bryan Cave LLP
                                       1200 Main Street, Suite 3500
                                       Kansas City, Missouri 64105
                                       Telephone # (816) 374-3200
                                       Telecopier # (816) 374-3300

or such other persons or addresses as shall be furnished in writing by any party to the other party. A notice shall be deemed to have been given as of the date when (i) personally delivered, (ii) five (5) days after the date when deposited with the United States mail properly addressed, (iii) when receipt of a Notice sent by an overnight delivery service is confirmed by such overnight delivery service, or (iv) when receipt of the


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telex or telecopy is confirmed, as the case may be, unless the sending party has actual knowledge that a Notice was not received by the intended recipient.

                  15. Assignment. this Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by Executive.

                  16. Governing Law: Waiver of Jury Trial. This Agreement shall be governed by the law of the State of North Carolina as to all matters, including, but not limited to, matters of validity, construction, effect and performance, except that no doctrine of choice of law shall be used to apply any law other than that of North Carolina. IN THE EVENT OF ANY LITIGATION WITH RESPECT TO ANY MATTER CONNECTED WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREUNDER ALL OF THE PARTIES HERETO WAIVE ALLRIGHTS TO A TRIAL BY JURY.

                  17. Severability. Company and Executive believe the covenants against competition contained in this Agreement are reasonable and fair in all respects, and are necessary to protect the interests of Company. However, in case any one or more of the provisions or parts of a provision contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall not shall not affect any other provision or part of a provision of this Agreement or any other jurisdiction, but this Agreement shall be reformed and construed in any such jurisdiction as if such invalid or unenforceable provision or part of a provision had never been contained herein and such provision or part shall be reformed so that it would be valid, legal and enforceable to the maximum extent permitted in such jurisdiction.

                  18. Neutral Interpretation. This Agreement constitutes the product of the negotiation of the parties hereto and the enforcement hereof shall be interpreted in a neutral manner, and not more strongly for or against any party based upon the source of the draftsmanship hereof.

                  19. Miscellaneous. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and may not be modified orally, but only by a writing subscribed by the party charged therewith. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings (whether oral or written) between the parties with respect to such subject matter.


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


                  IN WITNESS WHEREOF, the parties hereto have made and entered into this Agreement the date first herinabove set forth.

                                               COMPANY:

                                               WELCOME HOME, INC.



                                               By:      /s/ John J. Hillmann

                                               Name:    John J. Hillmann

                                               Title:   President



                                               EXECUTIVE:



                                               /s/ R. Thomas Wolfe

                                               R. Thomas Wolfe


LIMITED GUARANTY BY JORDAN INDUSTRIES, INC.

The undersigned, Jordan Industries, Inc., a Delaware corporation, hereby agrees to guaranty only those obligations of Company as described in Section 10 above relating to payment of severance pay, certain benefits and out-placement services.

                                               JORDAN INDUSTRIES, INC.



                                               By:      /s/ Thomas H. Quinn

                                               Name:    Thomas H. Quinn

                                               Title:   CEO, President



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